U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Sparks, Bradley E.
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   (Last)                           (First)             (Middle)

12975 Worldgate Drive
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                                    (Street)

Herndon, VA 20170
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

e.spire Communications, Inc. (ESPI)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

January 2001

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

CFO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock (1)                       01/02/01 (2)   A               100,000 (3) A               107,352        D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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Incentive Stock
Option (right to                                                                Common
buy) (4)            $0.68800 01/02/01  A         37,500       01/02/02 01/01/07 Stock    37,500            37,500    D
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Incentive Stock
Option (right to                                                                Common
buy) (4)            $0.68800 01/02/01  A         37,500       01/02/03 01/01/08 Stock    37,500            37,500    D
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Incentive Stock
Option (right to                                                                Common
buy) (4)            $0.68800 01/02/01  A         37,500       01/02/04 01/01/09 Stock    37,500            37,500    D
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Incentive Stock
Option (right to                                                                Common
buy) (4)            $0.68800 01/02/01  A         37,500       01/02/05 01/01/10 Stock    37,500            37,500    D
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
Explanation of Responses:
See continuation page(s) for footnotes.

/s/Bradley E. Sparks                                       2/27/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

[FN]
(1) Granted pursuant to e.spire's 1998 Restricted Stock Plan. The stock vests 25% on January 2, 2002 and 25% on each anniversary of January 2. Unvested stock is subject to forfeiture under certain circumstances.

(2) Stock purchased though the Company's 1996 Employee Stock Purchase Plan is included in the balance indicated.

(3) Balance includes 100,000 shares granted pursuant e.spire's 1998 Restricted Stock Plan. The stock vests 25% on January 2, 2002 and 25% on each anniversary of January 2. Unvested stock is subject to forfeiture under certain circumtances.

(4) Granted under the Company's Amended 1994 Stock Option Plan and qualified under Rule 16b-3.


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